THE OBLIGATION REPRESENTED BY THIS NOTE IS SUBJECT TO THE TERMS OF A SUBORDINATION AGREEMENT, DATED ________________________, 1996 IN FAVOR OF FORT WAYNE NATIONAL BANK WHICH IS MADE A PART HEREOF, RESTRICTING THE RIGHTS OF THE MAKER AND ANY HOLDER WITH RESPECT TO THE PAYMENT OF PRINCIPAL AND INTEREST HEREUNDER.

                                PRINCIPAL NOTE

$ 370,000.00
                                                        ______________, 199___

     1. Agreement to Pay. FOR VALUE RECEIVED, the undersigned, ___________________________, a _________________________________ (hereinafter referred to as the "Maker"), hereby promises to pay to the order of HUNTINGTON PLAZA LIMITED PARTNERSHIP, an Illinois Limited Partnership, its endorsees or assigns (hereinafter referred to as the "Payee"), in the manner hereinafter provided, the principal sum of THREE HUNDRED SEVENTY THOUSAND AND NO/100THS DOLLARS ($370,000.00), on or before ________________________, 2006, together with interest from the date hereof, on the unpaid principal balance outstanding from time-to-time, at the rate of eight percent (8%) per annum, payable as follows:

          (a) Interest only, at the rate of eight percent (8%) per annum shall be due on the first day of the month following the date (hereinafter referred to as the "Closing Date") of the closing of the acquisition by the Maker from the Payee of the real estate encumbered by the Mortgage (hereinafter defined) for the period of time commencing with the Closing Date through the last day of the month in which the Closing Date occurs. If the Closing Date occurs on the first day of the month, this paragraph shall be inapplicable and the first payment shall be comprised of principal and interest as provided in subparagraph (b) hereof.

          (b) Commencing on the first day of the month following the Closing Date if such date is on the first day of the month and, if not, then on the first day of the second month after the Closing Date, installments of principal and interest shall be due and payable in the amount of

_________________________________________________________, such payments to continue monthly thereafter on the first day of each succeeding month for a total of one hundred twenty (120) months; provided, however, that notwithstanding the foregoing, the entire principal balance and all such accrued interest, if not sooner paid, shall finally mature and become due and payable on the Maturity Date.

          (c) All interest hereunder shall be computed for the actual number of days elapsed on the basis of a year consisting of three hundred sixty (360) days.

          (d) Notwithstanding the foregoing, the amount of this Note shall be adjusted by applying the following formula, in which the year refers to the year in which the real estate taxes on the Property are payable:

     Step 1: Subtract the final 1996 true tax value of the Property for real estate tax assessment purposes determined following the conclusion of the pending appeal of such value from $4,337,800.00.

     Step 2: Multiply the amount determined in Step 1 by 1/3 and the applicable 1996 real estate tax rate.

     Step 3:   Multiply the amount determined in Step 2 by 4.2315.

     Step 4: The amount of the note shall be adjusted by the lesser of the amount determined in step 3 or $40,000.00.

      Such increase shall be retroactive to date of the execution of this Note. The monthly payments shall thereafter be computed by applying the original amortization method to the adjusted principal balance of this note. Maker shall also make a one time payment within thirty (30) days of the date on which the amount of the adjustment becomes known equal to the difference between the total payments that would have been due under this paragraph based upon the adjusted principal balance of this Note and the amounts actually paid prior to that adjustment.

          (e) Notwithstanding the foregoing, the amount of this Note shall be adjusted in accordance with the readjustments for percentage rents and taxes under section 12a of the Agreement of Sale, dated _________________________, 1996, between Maker and Huntington Plaza Limited Partnership ("Seller") for the Property. In the event that the readjustment of percentage rent and taxes results in a balance due from Seller to Maker, such balance due shall be satisfied by Maker's setoff of such balance against the succeeding payments due under this Note. In the event that the readjustment of percentage rents and taxes results in a balance due from Maker to Seller, such balance due shall be satisfied by Maker paying the amount of such balance due to Payee within thirty
(30) days of the date of such readjustment. No offset to the note attributable to a readjustment relating to percentage rents shall be made more than eighteen
(18) months following the Closing Date.

     2. Application of Payments. All payments received on account of the indebtedness evidenced by this Note shall be applied first to interest and then to principal.

     3. Method and Place of Payment. All such payments of principal and interest are to be paid in lawful money of the United States of America and shall be made at such place as the legal holder of this Note may from time-to-time in writing appoint, and in the absence of such appointment, at the office of the Payee, c/o The Balcor Company, 2355 Waukegan Road, Suite A200, Bannockburn, Illinois 60015.

     4.   Default.  The following shall be "Events of Default" hereunder:

          (a) if default be made in any payment of (i) any interest herein provided for, or (ii) the principal sums evidenced hereby, or any part thereof, or (iii) any other sums payable pursuant to the terms of this Note or the Mortgage (hereinafter defined) when the same may become due, if such default is not cured within thirty (30) days after the due date, without the necessity of any written notice from the Payee to the Maker; or

          (b) if Maker shall file a petition in voluntary bankruptcy or under Title 11 of the United States Code or any other similar law, statute or regulation, state or federal, whether now or hereafter existing, or an answer admitting insolvency or inability to pay its debts, or fail to obtain a vacation or stay of involuntary proceedings within ninety (90) days; or

          (c) if Maker shall be adjudicated bankrupt or a trustee or receiver shall be appointed for Maker for all of its property or the major part thereof in any involuntary proceeding, or any court shall have taken jurisdiction of the property of Maker or the major part thereof in any involuntary proceedings for the reorganization, dissolution, liquidation or winding up of Maker, and such trustee or receiver shall not be discharged or such jurisdiction relinquished or vacated or stayed on appeal or otherwise stayed with ninety
(90) days; or

          (d) if Maker shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due, or shall consent to the appointment of a receiver or trustee or liquidator of all of its property or the major part thereof; or

          (e) if any representation or warranty made by Maker in, under or pursuant to this Note or the Mortgage (hereinafter defined) shall prove to have been false or misleading in any material aspect as of the date on which such representation or warranty was made; or becomes false or misleading thereafter and Maker fails to notify Payee of such fact within thirty (30) days of learning of such false or misleading warranty or fails to cure such default within thirty (30) days of such notices, or in the absence of a notice from Maker, if Payee discovers a matter that would require Maker to give Payee notice under this paragraph, and Maker fails to cure such default within thirty days of any written notice from Payee; or

          (f) if any other holder of a mortgage or of any other lien on the real estate encumbered by the Mortgage (hereinafter defined) accepts or agrees to accept a deed in lieu of foreclosure or institutes foreclosure proceedings or other proceedings for the enforcement of its remedies thereunder and the same remains undischarged or unbonded to Payee's satisfaction for a period of thirty (30) days; or

          (g) if there shall be a nonmonetary default under the Mortgage (hereinafter defined) or there shall have been an Event of Default (as defined in any applicable mortgage) or other occurrence with respect to any other mortgage on the real estate encumbered by the Mortgage (hereinafter defined) or any obligation secured thereby giving the holders of such mortgage the right to accelerate the indebtedness represented by such mortgage and such Event of Default or other occurrence shall continue and remain uncured for a period of thirty (30) days after written notice from such mortgagee to Maker specifying such Event of Default or other occurrence and requesting that same be remedied; or

          (h) if there is a change in the actual or beneficial title or ownership of the real estate encumbered by the Mortgage (hereinafter defined) or a change in more than fifty percent (50%) of the interest of Maker's general partner(s), unless each of the following conditions shall have been satisfied:
(1) the financial reliability and capability and the management ability of the prospective transferee shall be satisfactory to Payee; (2) the transferee shall assume and agree to perform the terms of any Note secured by any mortgage described in subparagraphs (f) and (g) above if still outstanding and this

Note; and (3) the Maker and any subsequent assignor shall remain liable for performance of any note secured by any mortgage described in subparagraphs (f) and (g) above if still outstanding;

          (i) if the conduct of the Maker's business relating to the real estate encumbered by the Mortgage (hereinafter defined) shall be managed by an entity other than J. Herzog & Sons, Inc.or an entity to whom ownership of such real estate could be transferred without the need to satisfy the conditions contained in subparagraph (h) above, and Maker fails to obtain Payee's prior consent in writing to such different management. Prior to employment of such new management, Maker shall notify Payee in writing of his intent so to do furnishing the following information concerning the intended manager: (i) name and address; (ii) experience; (iii) financial reliability; (iv) reputation in the trade; and (v) references upon which Payee can rely to make its decision. Payee's consent shall not be unreasonably withheld; provided that no default shall exist if Maker retains a local management company for the purpose of providing for the on-site management of the property so long as Maker retains overall management responsibility for the property.

     Upon the occurrence of any such Event of Default, at the option of the holder of this Note, the whole of the principal sum then remaining unpaid hereunder, together with all interest accrued thereon, shall immediately become due and payable without notice. No waiver of any Event of Default by the holder of this Note shall be deemed to constitute a waiver of the right of the holder to enforce any other present or future Event of Default.

     5. Late Charges. If any monthly installment of interest or principal and interest is not paid when due, or the final payment of principal and interest is not paid on the final due date hereof and such payment is not received within ten (10) calendar days, the Maker agrees to pay a late charge equal to eight Cents ($0.08) for each dollar of such unpaid installment or sum, as compensation to the holder of the Note for the handling costs of such delinquency.

     6. Default Rate. From and after the maturity of this Note, either according to its terms or as the result of a declaration of maturity made by the holder hereof, or from and after the due date for the performance of any covenants or conditions set forth in this Note of the Mortgage (hereinafter defined) securing the same, regardless of any declaration of maturity, the entire principal remaining unpaid hereunder shall bear interest at a default rate of interest (the "Default Rate") equal to two percent (2%) per annum in excess of the then applicable interest rate.

     7. Interest Limitation. In the event the several interest provisions hereof or any exactions provided for herein or in the Mortgage shall result, at any time during the term hereof, in an effective rate of interest which, for any month, transcends the limit of the usury or any other law applicable to the Loan, all sums in excess of those lawfully collectible as interest for the period in question shall, without further agreement or notice between or by any party hereto, be applied upon principal immediately upon receipt of such monies by the holder hereof, with the same force and effect as though the payer had specifically designated such extra sums to be so applied to principal and the holder hereof had agreed to accept such extra payments as a premium-free prepayment.

     8. Attorneys' Fees. Upon the occurrence of an Event of Default, should the holder retain an attorney to enforce the rights of the holder under this Note or the Mortgage (hereinafter defined) securing the same, the Maker agrees that, in addition to any principal, interest, late charges, or other sums which may be due to the holder, the Maker shall also be liable for reasonable attorneys' fees and costs of collection.

     9. Waiver. To the extent permitted by law, the Maker and all endorsers, guarantors, and all persons liable or to become liable on this Note waive:

          (a) presentment, protest and demand, notice of protest, demand, and dishonor; and

          (b)  all applicable appraisement, valuation and exemption rights.

     10. Security. This Note is Secured by a Junior Mortgage and Security Agreement (herein referred to as the "Mortgage") dated of even date herewith in favor of the Payee, encumbering real property commonly known as Huntington Plaza in Huntington County, Indiana (herein referred to as the "Property").
All the terms and provisions of the Mortgage are incorporated herein by reference.

     11. Prepayment. The indebtedness evidenced hereby may be prepaid, in whole or in part, without the prior written consent of the holder hereof.

     12. Notices. All notices hereunder shall be in writing and shall be deemed to have been sufficiently given or served for all purposes when presented personally, forwarded by expedited messenger with evidence of delivery, or sent by registered or certified mail to the parties hereto as follows:

          If to the Maker:


          With a copy to:


          If to the Payee:    c/o The Balcor Company
                              2355 Waukegan Road, Suite A200
                              Bannockburn, IL  60015
                              Attn: Ilona Adams

          With copies to:     The Balcor Company
                              2355 Waukegan Road, Suite A200
                              Bannockburn, IL  60015
                              Attn: Al Lieberman

                              AND

                              Schwartz & Freeman
                              401 North Michigan Avenue, Suite 1900
                              Chicago, IL  60611
                              Attn: Morton M. Poznak

          If to Betty K. Polak:    8037 Warbler Way
                                   Indianapolis, IN  46256

          With copies to:          John R. Carr III
                                   Buschmann, Carr & Shanks, P.C.
                                   Ten West Market Street
                                   1020 Market Tower
                                   Indianapolis, IN  46204

or at such other address of which it shall have notified the party giving such notice in writing. Whenever in this Note the giving of notice by mail or otherwise is required, the giving of such notice may be waived in writing by the person or persons entitled to receive such notice. All notices shall only be effective upon delivery.

     13. Captions. The captions to the Sections of this Note are for convenience only and shall not be deemed part of the text of the respective Sections and shall not vary, by implication or otherwise, any of the provisions of this Note.

     14. Governing Law. This Note shall be governed by the laws of the State of Indiana, notwithstanding the place of execution, delivery, or payment.

     15. Assignment. Maker acknowledges that it is contemplated that this Note shall be assigned to Betty K. Polak contemporaneously herewith. Maker hereby agrees that Betty K. Polak shall be entitled to the status of a holder in due course as that term is defined in the Indiana Uniform Commercial Code as same may be in force from time-to-time, and Maker hereby waives the right to assert any claim or defense against Betty K. Polak that would not be valid as against such a holder in due course. Provided, however, Betty K. Polak shall not be entitled to the status of a holder in due course as to any defenses that are based on her conduct subsequent to the date this Note is assigned to her.

     16. Exculpation. Subject to the provisions set forth below, neither Maker nor any of its partners shall be personally liable to pay or perform the obligations under this Note, the Mortgage or any other documents evidencing the indebtedness hereunder and Payee agrees to look solely to the real property encumbered by the Mortgage and any other collateral now or hereafter pledged by any party to secure the Note. Notwithstanding the foregoing, Maker shall be personally liable for those obligations set forth in paragraph 41 of the Mortgage.

     17. The terms of the Subordination Agreement, dated ___________, 1996 in favor of Fort Wayne National Bank shall control over the terms of this Principal Note in the event of any conflict between the two.


     IN WITNESS WHEREOF, the undersigned Maker has executed and delivered this Note at Chicago, Illinois, as of the day and year first above written.


                              ----------------------------------

                              By:
                                 -------------------------------